Exhibit 99.1

GENERAL GROWTH PROPERTIES ANNOUNCES BOARD LEVEL CHANGES

Chicago, Illinois, August 22, 2013 — General Growth Properties, Inc. (NYSE: GGP) announced today the appointment of Daniel Hurwitz and Brian Kingston to the company’s Board of Directors to serve until the next annual meeting of shareholders. Mr. Hurwitz and Mr. Kingston qualify as independent directors under the New York Stock Exchange’s listing standards.

Mr. Hurwitz is the chief executive officer of DDR Corp. (“DDR”), a position he assumed in January 2010. DDR is an owner and manager of value-oriented shopping centers. Mr. Hurwitz served as president and chief operating officer of DDR from May 2007 through December 2009 and as senior executive vice president and chief investment officer from May 2005 to May 2007.

Mr. Kingston is a senior managing partner at Brookfield Asset Management Inc. (“Brookfield”) and is global chief investment officer for Brookfield Property Group, a position he assumed in January 2013. Brookfield is a global alternative asset manager that owns and operates assets with a focus on property, renewable power, infrastructure and private equity. Mr. Kingston joined Brookfield in 2001 and held senior management positions within Brookfield and its affiliates, including mergers and acquisitions, merchant banking and real estate advisory services. From 2008 to 2012, Mr. Kingston held leadership roles for Brookfield in Australia where Brookfield acquired and integrated property and infrastructure businesses.

John Schreiber and Cyrus Madon resigned from the company’s Board of Directors effective August 20, 2013, in order to devote more time to their other respective business interests. Mr. Schreiber is the president of Centaur Capital Partners, Inc. and a partner and co-founder of Blackstone Real Estate Advisors. Mr. Madon is the senior managing partner of Brookfield Asset Management and is responsible for private equity and finance activities. Mr. Schreiber was chairman of the Compensation Committee and Mr. Madon was a member of the Compensation Committee.

About GGP

General Growth Properties is a fully integrated, self-managed and self-administered real estate investment trust focused exclusively on owning, managing, leasing, and redeveloping high quality retail properties throughout the United States. GGP’s portfolio is comprised of 123 malls in the United States comprising approximately 128 million square feet. GGP is headquartered in Chicago, Illinois, and publicly traded on the NYSE under the symbol GGP.

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Investor Contact:

Kevin Berry, VP Investor Relations

kevin.berry@ggp.com

(312) 960-5529

Media Contact:

David Keating, VP Corporate Communications

david.keating@ggp.com

(312) 960-6325